Exhibit 99.2

Greif, Inc.
Fiscal Third Quarter 2024 Earnings Results Conference Call
August 29, 2024

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., President, Chief Executive Officer & Director
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
Brian Joseph Butler – Stifel, Nicolaus & Company, Incorporated, Research Division
Gabrial Shane Hajde – Wells Fargo Securities, LLC, Research Division
George Leon Staphos - BofA Securities, Research Division
Ghansham Punjabi - Robert W. Baird & Company, Incorporated, Research Division
Matthew Burke Roberts – Raymond James & Associates, Inc., Research Division
Michael Andrew Roxland – Truist Securities, Inc., Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif, Inc. Third Quarter 2024 Earnings Conference Call.
Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Bill D'Onofrio, Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Thank you, and good day, everyone. Welcome to Greif's Fiscal Third Quarter 2024 Earnings Conference Call. During the call today, our Chief Executive Officer, Ole Rosgaard, will provide you an update on current business trends as well as the latest updates on our ongoing operating model change, which will be a focal point of our upcoming Investor Day on December 11th. Our Chief Financial Officer, Larry Hilsheimer, will provide an overview of our third quarter financial results and our fiscal full year guidance.

In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis. Please turn to Slide 2.

During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation. I'll now turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thank you, Bill. Hello, and thank you for joining us. Over the past quarter, I've had the privilege of visiting many of our more than 250 plants around the world. Each week, I made it a priority to spend time with our teams on the ground, often joining them in the early hours for the daily 6:00 a.m. safety meeting. These moments are truly energizing and remind me of the incredible commitment and dedication that our colleagues demonstrate every day.

I'm tremendously proud of how our people live our purpose and values, driving safety, quality, operational excellence and importantly, delivering legendary customer service. It's clear that these are more than just words. They are principles embodied in the work our teams do day in and day out across every location. I also want to extend a heartfelt thank you to our leaders and executive team for their outstanding leadership during this quarter. Working alongside such a committed and talented group of people is not just a source of pride for me but also a privilege.

As we review our results today, it's important to remember that the achievements we are sharing are the results of thousands of people pulling together, aligned by a shared purpose and values. I'm excited about where we're headed and the opportunities that lie ahead. At Greif, all the work we perform is focused on our purpose, creating packaging solutions for life's essentials. Whatever you are located today, listening to this, look around the room, the adhesive that holds your desk together, the chemicals used to manufacture your smartphone, the foam in your seat cushion, the soles in the shoes, the orange juice you have for breakfast, the vitamin supplements you took this morning and the lubricants in the car you drove to work. All of these are essential everyday products, and all of them at one time contained materials, which were stored and shipped in Greif packaging products.

We know that it was a Greif product because Greif maintains leading positions in nearly all industrial packaging capabilities globally and by no accidents. Those leading positions are the result of the deeply entrenched competitive advantages we have developed in our business, the most critical of which is our legendary customer service, as outlined in our vision statement. Greif is in the middle of a significant evolution. We are making excellent progress on our strategic missions by following our principles, and all of this is engineered to create a flywheel of financial success through the Greif Business System.

Towards the end of today's prepared remarks, I will provide you with some more information on the operating model change we announced last December and are nearing completion on. For now, let's shift gears to near-term performance in fiscal Q3. Please turn to Slide 4.

I'm pleased to report another solid quarter for Greif, where we continue to successfully manage through a variable and uncertain operating environment. All regions globally experienced net growth in the quarter despite choppiness on an individual end market basis. Although small on a year-on-year basis, we are encouraged that North America has now evidenced the East to West demand improvements we have talked about over the past quarters. There's still significant runway to reaching a normalized level of volumes, but recent trends have us cautiously optimistic as we have exited the trough of -- on volumes. This trend also applies to our LatAm region.

APAC improvement, while expected, was also encouraging. As we mentioned, Q2 was negatively impacted by a short but significant destocking as the Chinese New Year, but is now on the path to recovery. EMEA, our largest GIP market, at approximately 45% of GIP sales, saw a third straight quarter of sequential improvements. This is particularly important as underlying macroeconomic data from calendar Q1 into calendar Q2 continued to be negative with PMI fluctuating around the 45 mark. In both Q2 and Q3, lubes, chemicals, paints and coatings end markets are a source of strength. This is equally notable as our volume performance in the quarter outpaced many of the leading companies serving those markets.

This outperformance demonstrates our legendary customer service paired with the Greif Business System in action. We are maintaining close relationships with our customers and then reacting with decisive action when change occurs. With that, I will turn things over to Larry on Slide 5 to walk through our third quarter results. Larry?

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole, and thank you all for joining our call. As Ole mentioned, we made progress on our operating model change in the quarter and are nearing completion. In the meantime, we continue to execute our strategy well and produce solid financial results under the circumstances. Ipackchem integration continues and synergy capture is in line with our business case expectations. We additionally made steps towards simplifying our portfolio through the divestiture of Delta Petroleum Company which provided additional debt pay down towards our long-term debt leverage ratio range of 2 to 2.5x.

Please note that while our current leverage is at 3.66, this does not include the impact of the Delta sale proceeds received on August 1. The pro forma adjusted leverage, including Delta proceeds would have been 3.59x. As for financial results, we finished the quarter at $194 million of adjusted EBITDA, $34 million of free cash flow and adjusted earnings per share of $1.03. This EBITDA performance was driven by the volume performance that Ole outlined in his remarks and was in line with our expectations. Our free cash flow performance was also aligned to our expectations for Q3 as we had modest working capital use as we ramped up the business with the nascent volume recovery. Please turn to Slide 6 to walk through GIP results.

In Q3, GIP saw demand improvement in all regions, totaling nearly 5% on a global year-over-year basis. While this is encouraging, I remind you that on a global basis, the current volume shortfalls to 2022 levels are significant. GIP EBITDA margins remained strong on a sequential basis, supported by our continued mix shift into higher-margin polymer-based products. On a year-over-year basis, EBITDA margins were down 200 basis points due to expected cost inflation, primarily related to acquisitions, investments in our ongoing operating model change and several onetime benefits in '23, which did not recur. Please turn to Slide 7 for PPS results.

Our paper business continued to experience the same conflicting dynamics as in Q2. Continued improvement in volume and demand for our product, coupled with partially unrealized paper price increases. We firmly believe these are warranted based on our significant input cost inflation as well as improving demand. As a result, PPS margins continued to lag prior year. The paper solutions team is continuing to manage controllable as well, including successful price increase implementation with our non-index based customers in URB. However, the outsized impact of the index-driven price cost dynamic, which we still view to not be in sync with real market trends, is a headwind we have and will continue to aggressively work to offset. Please turn to Slide 8 to discuss fiscal 2024 guidance.

When considering our guidance update, we ultimately determined that maintaining our guidance range consistent with our Q3 call is appropriate. Relative to our Q2 guidance, we are anticipating slightly more favorable price cost due to better paper pricing and value- based pricing in GIP. In Q3, although volumes were positive in all regions year-over-year, the pace of that improvement was less than anticipated in Q2 and will present a slight headwind relative to prior guidance. We benefited from a variety of small cost tailwinds in SG&A relative to our prior guidance. However, some of that was offset by other items such as a slight headwind from the lack of contribution from Delta in Q4.

What is important to remember when considering this Q4 guidance is the significance of certain tailwinds on the horizon. Our volumes while improving, are still down significantly on a 2-year stack. A return to 2022 volumes, which, in fact, were actually lower than '21 would be approximately $160 million of EBITDA. Adding the guidance midpoint of $700 million of EBITDA and the $160 million of volume-related increase, along with the incremental fiscal '25 impact of recently recognized paper price increases would return EBITDA to over $900 million. In the near term, we will continue to focus diligently on operational excellence and lean on our close customer relationships to ensure we maximize value capture when volume recovery begins in earnest. Please turn to Slide 9 to discuss capital allocation.

We remain committed to our disciplined approach to capital allocation, and this quarter continued to demonstrate that through our capital deployment actions. We have long stated that our two priority deployment objectives are funding safety and maintenance CapEx, which ensures continued cash generation and funding our continually increasing dividend. Earlier this week, we announced another increase in our quarterly dividend. After those modest uses of cash, our next priority is growing our business aligned to our strategy. Earnings growth remains our core focus. However, sometimes it is wise the first shrink in order to enable that growth. We demonstrated that willingness this quarter with our sale of Delta.

With that, I'll turn things back to Ole on Slide 10 to provide you with a preview of our upcoming Investor Day.

Ole G. Rosgaard
President, CEO & Director
Thank you, Larry. Greif has an Investor Day coming up on December 11th in Midtown New York. And one item I would like to review with you today or for you today, which will be important to our discussion in December is our ongoing operating model change. We are currently in the process of organizing our operations and commercial functions by material solution as opposed to geography.

While still ongoing we now have better clarity on the likely material solution verticals, which will encompass that organizational structure, polymers, metals, paper, integrated products and our land portfolio. Through organizing by material solutions, we plan to capture three distinct benefits, all of which we will discuss in detail at our upcoming Investor Day. First, it will enable us to accelerate market-aligned and value-driven growth through concentrating commercial and operations functions by subject matter expertise. That will enable us to better capitalize on our comprehensive suite of packaging solutions by optimizing pricing and account planning to drive higher margins.

Secondly, by realigning functions, we will maximize the effectiveness of all our enabling functions. It will better align business results to individual functions and drive accountability at all levels of the organization. The cost efficiencies driven by that approach will also enhance margins. Lastly, it will allow us to provide a deeper level of transparency to our investor community and help us to provide more predictable returns. It will streamline our capital allocation prioritization and execution, allowing us to deploy cash for growth faster. It will also enhance our speeds and ability to integrate acquisitions effectively and expand synergy capture on future deals.

Additionally, we are currently assessing whether this upcoming change will result in a change to externally reported segments. We have frequently heard feedback from our investor community that our current external segmentation is not sufficiently detailed on a product basis to clearly show the growth and margin profile of these leading businesses. That assessment is still ongoing, but we are confident that the end result will provide the transparency our investors are looking for. And starting at our Investor Day, we plan to shift our cadence of talking about the business, primarily by material solution and end markets with some regional color added. Please turn to Slide 11.

Part of the driving force behind our operating model change relates to shifting the mix of products in our portfolio, specifically our growth of polymers as a percentage of sales. We have been very clear in that focus that our growth priorities lie in resin or more accurately, polymer-based packaging solutions, and we have acted decisively on that focus over the past 24 months. In 2015, our business mix was approximately 10% in polymer-based packaging solutions. As of our previous Investor Day in 2022, that mix has shifted to 15%. And now in just 2 short years, that mix is now approximately 20%. We anticipate that shift to continue as we have significant runway for further growth in our polymer-based products.

This quarter, the sale of Delta further accelerated that portfolio shift. While Delta is a solid business and we received great value for it, it's not core to Greif's growth priorities and core competitive advantages as it served much more cyclical end markets. For those reasons, we have parted ways, and in doing so, added balance sheet flexibility by paying down debt with the proceeds. Please turn to Slide 12.

To our investors, we sincerely hope you make the time to come to visit us at our Investor Day on December 11th. And as a reminder, please reach out to investorday@greif.com, and I'll repeat that, investorday@greif.com, with any questions or to request a registration. I hope you have enjoyed our presentation today, and I would like to reaffirm to you that our vision to be the best performing customer service company in the world also extends to our financial customers. We are deeply committed to validating your investment in us through continued solid financial results and are proactively modernizing and evolving our business to warrant continued and increased investments.

1 hour at earnings is not sufficient time to probably communicate the myriad of ways we are creating value at Greif. And so I'm confident that after our half day together in December, you will depart with strong confirmation that Greif is primed for breakout success in both the near and long term through our proven execution on the Build to Last strategy. Thank you once more. And operator, will you please open the lines for Q&A.

QUESTION AND ANSWER SECTION
Operator
Our first question will be coming from Matt Roberts of Raymond James.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Ole, I appreciate Slides 10 and 11 in the prelude to Investor Day here. So without stealing too much thunder from December, maybe can you help me understand the margin contribution or benefit you've received as a result of that mix shift and how incremental margins on the poly-based products compared to the total portfolio average? Or maybe is there a longer-term margin target you think is achievable, either in GIP or that polymer-based business within GIP?

Ole G. Rosgaard
President, CEO & Director
I certainly can. Maybe first, just to remind you of our M&A selection criteria. So when we review target companies, one of the criteria is to make sure that the EBITDA margin is accretive to our current margins. And that means that we are only looking at companies with a margin at or above 18%. And we're also looking at companies with a free cash flow in excess of 50%. And the segments that we're looking at are primarily polymer like resin-based segments in the premium end of the market. And you will typically find those companies having up to like mid-20 EBITDA margins.

Obviously, we have our current business. So even with the acquisitions we make now once they're accretive, it's not changing the margins for the whole enterprise. But in the long term, you will see a trend towards reaching the 18% margin.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
As a follow-up, Larry, you noted in the presentation, continued price cost headwinds albeit sequentially improving. And since last quarter, we've seen OCC come down slightly and 20 dollars go through on URB that you did mention. So maybe relative to your expectations you gave in the last quarter at current prices, where is the price/cost range tracking in your guide? And is there a certain price you need to see either in URB or containerboard to be at the midpoint there? Or would any changes here on out be more of a 2025 impact?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Matt, thanks. In the quarter, we ended up benefiting from a little better than we anticipated on the price increases due to the volatile recognition typically through RISI, we had assumed only partial recognition of the outstanding price increases at that time. But then they actually recognized $40 in June for containerboard $20 in August for URB. So the net impact of those provided a little bit of a tailwind for our revised full year guidance.

And we also had better than expected value-based pricing benefits in GIP. Our teams just did a great job on focusing on value over volume. The combined benefits of those were slightly better than expected, and raw material costs were a little bit of an upside as well. In relation to the paper pricing guidance, we still believe there should be more to come. I don't anticipate anything in the remainder of our fiscal year, but certainly, we're optimistic that something should be recognized in '25, given the inflationary costs in the entire industry and improving demand trends, particularly in containerboard.

Volumes, on the other hand, while better, we're slightly below what we had expected. We talked in the last quarter that we had seen some lift in demand, and we're hopeful that, that would continue to improve. It was more mixed than we expected. And for that reason, there's sort of a little bit of downside relative to where our Q2 guidance was. And we also had some miscellaneous cost bucket improvements as we focused on improving things. But that's a little bit offset by the takeout of the fourth quarter EBITDA we would have had from Delta had we not sold it. When you put all that together, it just led us to where our guidance range didn't change on an allover basis.

As far as things before, beyond '24, we're not there yet. I mean things are changing so rapidly in the environment. We'll see what we get from the Fed in September, which I think could be a big impetus for us across our platform. So we'll be talking about guidance, obviously, at our next call. Also though, we've had the startup of our Dallas sheetfeeder but we have had no net bottom line benefit to that yet as we go through our start-up costs, but we're very excited about what that will be contributing for us in '25 as well.

Operator
Our next question will be coming from Ghansham Panjabi of Baird.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
I guess going back to Slide 6, where you're talking about the near-term outlook within GIP and customer sentiment and so on and so forth. Can you just give us a bit more color as it relates to your direct conversations with customers in the context of the environment that we have today? And then just in terms of your volumes that are starting to plateau at a sort of lower for longer, volume dynamic basically. Maybe touch on competitive activity. Are you seeing anything different than the usual competition that you've seen in the industry over time?

Ole G. Rosgaard
President, CEO & Director
Thanks, Ghansham. Yes, first of all, I mean, market competition has really not eased despite some positive volume trends. The number of tenders or RFQs remains very high. And we see market participants or some market participants are pricing at what we believe to be loss making levels to maintain their volume. We continue our strict adherence to our value-over-volume approach. And we simply focus on maintaining trusted relationships with our customers and the commitment of our teams to operational excellence and our value over volume philosophy. It's a large part of our continued margin strengths in GIP over the past quarters despite these competitive pressures.

In the past, we have seen customers return to us after chasing low competitive pricing, and our superior quality and our legendary customer service is really, in our view, unable to be matched. So over time, those customers come back and then we win in the long term.

In terms of sort of a bit more color, in our Q2, the strongest volume was coming from lubes, bulk chemicals and paint and coatings. But as you may have noticed, in those customers own earnings calls, they seem to be less bullish than before in these end markets. And the end markets we are investing in have likewise been mixed, food and bev have been solid, but agchem is still stagnating after the destock that occurred earlier in the year. You may have read an article, a recent article in The Wall Street Journal about the ag sector in North America, where this year, the farmers will have a bumper crop, but they're going to lose money. And the article goes into what that means to them in terms of investing in fertilizer and so on and even machinery.

But overall, I feel that our teams have done a really exceptional job of engaging with our customers and keeping close tabs on shifting demand patterns and it shows in our volume performance. And if you compare our volumes to some of the significant players in the end markets we serve, like lubes, bulk chemicals and so on, we have outperformed due to our quick reaction time, but that doesn’t mean we’re resting on our laurels. We're going to keep that focus up. And overall, demand signals are very mixed still. So we just remain deeply connected with our customers as a critical supply chain partner, and expect that will continue to drive better than industry volume performance.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Okay, thanks Ole, very comprehensive. And then on the reorganization by substrate versus geography, is this something that the customers themselves have been pushing for? Or is it just a natural evolution based on all the acquisitions you've done and the scale of the company at this point? And just separately, what percentage of your sales base in GIP goes to multinationals that want a cross-border supplier?

Ole G. Rosgaard
President, CEO & Director
Well, first of all, these are changes we are anticipating to make. Number one, yes, it's really to serve our customers better. So if you think of GIP and PPS, in GIP we have all types of materials that we're making, whether it's polymer-based, steel, fiber drums and so on. So in a way, our teams are kind of a jack-of-all-trades. And what we want to do in our drive to be even better is to really focus on one material solution. So blow-molding at jerrycans is obviously different from making a steel drum. So separating like jerrycans out in a separate SBU under a separate SBU management means that all they need to think about is to be the best in the world in making jerrycans, and that will help our customers with even better quality.

And so we're doing that for each of our material solutions. And then we've extracted the commercial organization out of all those. So our commercial organization becomes an enabling function, so to speak, under a Chief Commercial Officer. And that will drive up sales and cross-sales. As in the past, a salesperson would have visited a customer in the morning and another salesperson from Greif comes to sell another product in the afternoon. And by combining sales this way, we will just be much more effective in that, and it will also drive margins and we will be able to serve our customers better.

And then lastly, when we do an M&A, we will be even more effective in integrating these companies into our structure. So overall, the structure has been designed or is being designed for growth.

Operator
Our next question will be coming from Mike Roxland of Truist Securities.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Just wanted to follow up quickly on your response to the last question. On the portfolio transformation, does that require any additional headcount given the sales force split?

Ole G. Rosgaard
President, CEO & Director
You mean in our evolution to modernize the organization?

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Exactly, yes.

Ole G. Rosgaard
President, CEO & Director
It's not designed to reduce headcount. That has never been...

Lawrence Allen Hilsheimer
Executive VP & CFO
He asked if it increases it.

Ole G. Rosgaard
President, CEO & Director
No, there won’t be any increases. We won't increase it. We've had some questions whether or not we will be taking out headcount. And it's not designed to take out headcount, but we do believe we will be able to operate much more effectively. And as we are adding volume or growing our volume, we will be able to do that without adding further head count to the organization. So in effect, we will be operating much more effectively. But we certainly won't be adding.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Got you. Because I was just wondering, as your sales force, it sounds like your sales force is now going to become specialists in a targeted product. So -- I'm sorry, go ahead.

Ole G. Rosgaard
President, CEO & Director
Yes. The sales force will be more generalists, and they will turn more from farmers to hunters. And then we have created a very strong product management function that will be more of a support to sales or rather than our sales teams acting as product managers, we will have a dedicated central product management function by material solution serving the sales teams, but also our customers.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Got it. That's very clear. In terms of Global Industrial Packaging, what do you attribute your outperformance relative to the market to? Obviously, you showed sequential improvement despite PMIs remaining depressed. So I'm wondering if there's anything that you're doing differently like some type of restocking? Like how are you able to outperform despite the broader market still being somewhat challenged?

Ole G. Rosgaard
President, CEO & Director
Well, I mean, I give a lot of kudos to our teams, and that's one of them. But it's really our long-term focus on customer service that's driving that. Imagine you probably had the experience of dealing with a vendor or a store where you've got a really bad service, and you go home, you tell your family, I'm never going to go back there again and everybody -- and that word spreads. And conversely, you've probably also tried to shop somewhere or deal with a vendor that has provided you that exceptional level of customer service.

And then you tell people that as well, and then you prefer that over -- and you're even prepared to pay a bit more for that service. And the same thing goes with our customers. So we have for a very long time focused on providing legendary customer service. And we get better and better and better. And in that respect, I mean, we're chasing perfection knowing that we will never catch it, but in the process, we have become best-in-class. And that is really why we can deliver solid results in this current environment.

I was just going to add on top of that, providing top quality products, as you would expect.

Michael Andrew Roxland
Truist Securities, Inc., Research Division

Got it. And just one final question before turning it over. Just in terms of PPS and non-index customers, how much of your business is non-indexed? And are you fully implementing the announced price increases with those non-index customers?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. So when we look at that, it's really about 35% of our customers in the URB space. And -- so just driving, yes, that -- we've had great success. I can't tell you it's 100% of that 35%, but it's pretty close.

Operator
And our next question will be coming from Gabe Hajde of Wells Fargo.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Larry, you gave us an inch, so I'm going for the mile. If you can help us in the fiscal '25 on some of the known items that you kind of called out and I'm thinking about Delta Petroleum for sure. You said a little bit of a headwind in the fourth quarter. Is that maybe a $15 million to $20 million annualized EBITDA number that we should be thinking about for the assets sold? And then kind of gross price flowing through based on price increases that have already been reflected in the indices?

And then I guess, lastly, I think there were some higher compensation items called out in the press release. Is that kind of getting back to normal, which I guess is a good thing. But any other kind of onetime items in the next year that we should be thinking about?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. On Delta, no, that number is high. It was about -- our $90 million was about 8.5x after we deal with stranded cost and that kind of stuff. Well, you can do the math on that. So the fourth quarter actually was going to be a little higher than that. So it would be approaching $4 million in that quarter. But for full year, 8.5x on $90 million.

So relative to the pricing element, we obviously had the $20 increase on URB that ends up being about $1 million that will hit in the fourth quarter this year because it will flow through mostly in October only. And on that $20, on a full year basis for $10 on URB, you basically have about $650 million -- I'm sorry, what's that number? Yes, $650,000 a month on the URB. And the incremental price increase that we had on the containerboard -- sorry, I'm struggling through my notes here for a minute here. What's the number on containerboard?

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
It's $750 for $10.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, $750 per $10. So on those -- how much is it?

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
And that was recognized in June. So it will be fully beneficial to Q4.

Lawrence Allen Hilsheimer
Executive VP & CFO
Right. Yes. Gabe, does that address the question?

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
It does. I mean the other thing I was thinking about was I don't think that I heard economic downtime mentioned in the prepared remarks or in the slides. Just curious kind of where you guys are running in the system today?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. We've been running full out in our containerboard business. We've had some economic downtime in our URB space, do you have that number?

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
It was nothing significant in any paper grade, but near optimal levels from a backlog perspective in containerboard.

Lawrence Allen Hilsheimer
Executive VP & CFO
I know it's minor. So...

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Okay. And one last one, just on the M&A front. Obviously, you guys have been active there. You called out kind of being 3.6x levered on a pro forma basis. Are there still opportunities out there given kind of where we are in the interest rate cycle? Or do you feel like you might get more competitive again if the Fed, in fact, does cut?

Ole G. Rosgaard
President, CEO & Director
No. We still have a lot of opportunities, Gabe. We have a very robust pipeline. We are engaged with a lot of companies and owners, which we continue to do that. We don't always decide the timing. So we have to continue that. And if an opportunity comes along, although the timing may not be ideal, we have, the capability to do it. But I will tell you that our focus right now is to pay down debt so that we get back to the 2 to 2.5x leverage ratio level.

Operator
Our next question will be coming from Brian Butler of Stifel.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
Just maybe on the first one. When you talk about that $160 million kind of in a more normalized volume environment, what has to happen for that? I mean, are we there at current kind of volumes right now, if those just kind of sustain through the back or through 2025? Or do we really need to see some step-up in the macro recovery to kind of get back to kind of the normalized 2022 levels?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. We need a step change. Just to give you a perspective on where we were and volumes versus Q3 '22. If you look back -- and let me just give you some sort of a number, just for example, or for total GIP, if I go to Q3 '22 to '21 was down 4.3%. The following year, it was down another 10.7%. We've only regained 4% of that, okay? So pretty significant drop-offs still from where we were. If I go to IBCs, they were -- because of acquisitions, stuff we were up 9.5% in Q3 '22 over '21, but we were down 13.7% '22. I can see it's because of our acquisitions come back pretty strong.

But if I go to paper, in our total mill volumes, '22 to '21 was down 2.6%. Next year is down 16.3% and we've only recovered to 7.9% up. So we still have a long way to go to get back to the volume levels that we were at. And so yes, it is more of a macro issue, Brian, than it is just some marginal change. So if I look at PPS as a whole, for us to get -- if we got back to normal volume levels, and this is not yet including the impact of the price changes that have been recognized. This is just sort of average value-add for the year, we pick up another $56 million of EBITDA in our PPS business.

And in our GIP business, it's a $90 million lift. And then you go into the acquisitions that we've made. And if you get back to normalized volumes for them, you end up picking up another $21 million. So it's a big macro piece against the entire environment.

Ole G. Rosgaard
President, CEO & Director
Brian, if I can just add a little bit of color to the $160 million as well. So as Larry alluded to, that's not one single factor as you have to consider that much of current volume dynamics is driven by like macroeconomic factors. So while we improved in Q3 that we can outpace the macro on volume, it is still the primary bottleneck to truly rebounding demand. And one major factor in that equation is the current interest rate situation.

In previous instances, interest rate cuts have been shown to drive production, specifically pent-up housing demand, both for new builds and existing housing sales. And that would be a major volume driver for us. As you know, when you move house or buy a new house, you do more than just buy the house, you paint the walls in your own house for it to sell better. You may buy new carpets, appliances and the hundreds of some other items for when that happens. And all of those things, they drive industrial production and demand for our products.

And then another component, as an example, would be ag. I just talked about it earlier, and we are experiencing short-term softness. Some of it is interest rate play in action too. And as that softened the base, again, you will see that end segment improve. So there's a lot of factors involved in returning to the $160 million.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division

Okay. That's helpful. And the second question, when you think of the operating model evolution that you're kind of in the process for. What's the time line on how long that takes to kind of implement? And is there a -- during that time, is there a short-term impact either on slower sales or higher costs as that gets pushed through?

Ole G. Rosgaard
President, CEO & Director
On sales, no. On costs that -- obviously, we're doing this in conjunction with changing our fiscal year, as you know. And there are some costs involved in that, but it's not material.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. We had disclosed, Brian, but we were going to end up incurring about $6 million to $7 million related to just the cost of going through this change.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
And is that change kind of completed in fiscal '24 here? Or does that really roll into '25 as well?

Lawrence Allen Hilsheimer
Executive VP & CFO
We'll be rolling -- we're evolving into this, and we will roll out the details in December, but we will be operating in this model beginning November 1st.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
Okay. And then maybe one last one. On your shift towards more polymers versus kind of the other segments, how do you view kind of the market organic growth for the polymers in that kind of specialty piece that you're moving into versus the other segments? What does that organic growth look like?

Ole G. Rosgaard
President, CEO & Director
Well, first of all, just why are we doing this? Well, we are growing in polymer-based products because the margin profile is much, much higher and the cyclicality of those products is much, much lower. So we want to be a higher-margin company, that's a lot less cyclical. On the organic side, I mean, next week, I'm traveling to Malaysia to open a new IBC plant, which is polymer. We are adding lines all over the world all the time. We opened earlier this year, we opened another IBC plant in Turkey. So yes, right, we are also growing organically.

Operator
And our next question will be coming from George Staphos of Bank of America Securities.

George Leon Staphos
BofA Securities, Research Division
So we've touched on this a couple of different ways on the call regarding Europe. But Ole, as you think about it, is there a horizon where you won't be able to outperform Europe in spite of your model in spite of the legendary customer service, where do you think the next couple of quarters. For this reason, you should be able to outperform in Europe in spite of what's been sluggish conditions. If you could put some -- maybe some quantification on that somewhat sort of qualitative question.

Secondly, can you talk about what your exit trends were by big business into the fourth quarter. I'm particularly interested in what you're seeing in CorrChoice in terms of the marginal trends there. And I'll leave it there. I might have one follow-up.

Ole G. Rosgaard
President, CEO & Director
Thanks a lot, George. On Europe, first of all, the answer to the question is yes, I believe we can still outperform. And why do I believe that? Well, if we look back, and I have to go back to our philosophy of value over volume, we have said no to quite a lot of business in the past. And we can see now that after a certain period, that business is trickling back to us. So that's one reason for why we will continue to outperform.

Another one is we are really focused on growth in segments where we have not historically been very strong. And one is food and pharma. And we have teams really working hard on getting into those segments because the margins are higher, it's much more sticky, and it's much less cyclical as well. So with that, those combinations, I believe that we will continue to see solid performance come out of Europe. And we have added more capacity as well, by the way, organically. Sequentially on CorrChoice. CorrChoice was up...

George Leon Staphos
BofA Securities, Research Division

What are the businesses, but yes, lead with CorrChoice, sorry about that.

Ole G. Rosgaard
President, CEO & Director
I was just answering your second question. So sequentially, CorrChoice was also up nearly 10% as containerboard demand continued to improve, which was slightly better than we expected in our Q2 guidance. And I would remind you of our investments and our niche role in North America, containerboard as a champion of the independents which gives us earlier visibility to demand cycles and our competition, as we have a view of the full market, we are positioned well for this recovery.

Champion of the independent is a competitive advantage to us. So we're skilled at handling complexity. We can produce any flute, any size run and any linerboard combination with speed and profitability. So those are some of the reasons for why we see that sort of growth in containerboard.

George Leon Staphos
BofA Securities, Research Division
And Ole, just in general, and what were the other exit trends that you were seeing in the quarter?

Ole G. Rosgaard
President, CEO & Director
I can't really talk about quarter 4, but the exiting quarter 3 is still choppy. I would say it's very choppy. It's a little bit like walking in sand. You take 2 steps forward and then you slide half a step backwards. So we have months where we see, yes, it's all coming. And then the following months, we see a dive again and then the next month, it goes up again. But the overall trend is positive across the segment.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, the one thing, August is always tough because it's the vacation holiday month in Europe. And so it always gets choppy, and it also goes to a lot to harvest seasons in the south of Europe. But they're substantially the same as what we saw exiting in July.

George Leon Staphos
BofA Securities, Research Division
Last question following, I'll turn it over. Back to containerboard, CorrChoice and the business overall. To the extent that you have a view on your customers could offer one that you'd share on this conference call, volumes for the calendar second quarter in corrugated markets were okay, not great, flat, up a little bit, down a little bit depending on what adjustment you wanted to make, but all very easy comparisons.

What are your customers saying -- what are you seeing through your businesses in terms of why we're seeing that market trend, recognizing you're doing better? And what kind of holiday calendar fourth quarter season are we setting up for in the corrugated markets, given what you're seeing?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I mean, George, we're hearing the same thing that we've been expressing. I mean it's just mixed bag out there. I mean if you read like the Dow CEO's comments in their earnings call, it's like he's talking very positively if interest rates drop and home sales kick off, we feel the same way. I mean -- and we see others I think Henkel was very positive. You had other BASF not. And in the paper business, it's the same kind of mixed bag as what we're hearing from our people on the street. It's one week it’s hot. The next week is not. That's why we termed it as mixed.

Ole G. Rosgaard
President, CEO & Director
And I think the rate drop will obviously affect this because average person looks at their credit card debt and their payments, and it's linked to the interest rates. And if they go down, they get a little bit more money between their hands, they shop more on Amazon and it helps the industry. So we don't have a crystal ball, George.

Operator
Our next question is a follow-up from Gabe Hajde of Wells Fargo.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Real quick. When we're talking about, I guess, the different end markets, can you remind us, roughly speaking, in your North American GIP business, how much is directionally tied to housing?

Ole G. Rosgaard

President, CEO & Director
It's difficult to give you a number on that. It really is because if you take chemical, bulk chemicals is one of our largest ones. Some goes into installation, some goes into the soles in your shoes and some goes into the fridge, you buy. It's just difficult to sort of point that out.

Lawrence Allen Hilsheimer
Executive VP & CFO
We don't have really good information on that at all, Gabe.

Operator
And I would now like to turn the conference back to Ole for closing remarks.

Ole G. Rosgaard
President, CEO & Director
Thank you. And first of all, a big thank you for all the questions and your continued interest in Greif. We really appreciate that. And we look forward to reporting our Q4 2024 earnings to you in early December, and subsequently also seeing you at our Investor Day on December 11th in Midtown New York. Have a wonderful day, everyone.

Operator
And this concludes today's conference call. Thank you for participating. You may now disconnect.